Exhibit (e)(3)
December 21, 2007

Humberto C. Antunes
President & CEO
Galderma Pharma S.A.
c/o Brian T. Clack
Credit Suisse
650 California Street
San Francisco, CA 94108

Gentlemen:

You have requested certain information relating to CoIlaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and its subsidiaries in connection with your consideration of a possible negotiated transaction between the Company and you (a “Transaction”).

As a condition to the furnishing of information relating to the Company and its subsidiaries to you and your Representatives (as defined below), you agree that (i) all information relating to the Company and its subsidiaries furnished by or on behalf of the Company to you or your Representatives, whether prior to or after your acceptance of this agreement and irrespective of the form of communication, or learned by you in connection with visits to the Company’s facilities in connection with your consideration of a Transaction (such information, together with notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by you or your Representatives, being referred to herein as the “Evaluation Material”), will be kept strictly confidential, and (ii) the Evaluation Material will be used solely for the purpose of determining the desirability of a Transaction; provided, however, that the Evaluation Material may be disclosed to any of your Representatives who needs to know such information for the purpose of assisting you in evaluating a Transaction (it being understood that such Representatives will be informed by you of the contents of this agreement and that, by receiving such information, such Representatives are agreeing to be bound by terms of this agreement to the same extent as you insofar as it relates to Evaluation Material). The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives in violation of this agreement, (ii) becomes available to you or any of your Representatives on a non-confidential basis from a source other than the Company or its affiliates or Representatives, provided that neither you nor such Representative is aware that such source is under an obligation (whether contractual, legal or fiduciary) to the Company to keep such information confidential, (iii) is or has been independently developed by you or any of your Representatives without reference to any Evaluation Material or (iv) was available to you or any of your Representatives prior to its disclosure by or on behalf of the Company pursuant to the terms of this agreement or otherwise. For purposes hereof, the “Representatives” of any entity means such entity’s directors, officers, employees, legal and financial advisors, accountants and other agents and representatives, but shall not include any person acting (or considering acting) as a co-investor with, or a source of debt or equity financing to, you in connection with a Transaction. You agree to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of Evaluation Material and, in any case, to be responsible for any breach of this agreement by any of your Representatives.

In addition, you agree that, except with the prior written consent of the Company, you will not, and you will direct your Representatives not to, make any release to the press or other public disclosure concerning, or otherwise disclose to any person, either (unless such disclosure is legally compelled, subject to the provisions of the following paragraph) (i) the existence of this agreement or that the Evaluation Material has been made available to you (ii) in the event that the Company or any its of Representatives engages in discussions or negotiations with you or your Representatives concerning a possible Transaction, the fact that such discussions or negotiations are taking place, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or (iii) the fact that the Company is considering a possible Transaction. All of the information referred to in the preceding sentence shall be deemed to constitute Evaluation Material for all purposes of this agreement. The term “person” as used in this agreement shall be broadly interpreted to include, without limitation, any corporation, entity, trust, group, company, partnership or individual. In furtherance of the foregoing, you also agree that neither you nor any of your Representatives will, directly or indirectly, discuss a potential Transaction with any other person, it being understood that you shall be precluded from partnering or associating yourself, directly or indirectly, with any other person who may be considering a potential Transaction (including by providing a source of financing), without the prior written consent of the Company.

If you or any of your Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Material, you will (i) give the Company prompt notice of such request or requirement so that the Company may seek an appropriate protective order and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow such a request or requirement. You will, at the Company’s expense, cooperate fully with the Company in obtaining such an order. If in the absence of a protective order you are nonetheless compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, the Company agrees that you may make such disclosure without liability hereunder, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company’s request and at its expense, use your reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

If at any time you decide that you do not wish to proceed with a Transaction or, if earlier, upon the request of the Company, you will promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered to the Company all copies of the Evaluation Material furnished to you by or on behalf of the Company and destroy or cause to be destroyed all Evaluation Material prepared by you or any of your Representatives. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations hereunder.

Although the Company will endeavor to include in the Evaluation Material information it believes to be relevant to the evaluation of a Transaction, you hereby acknowledge that neither the Company nor any of its affiliates or Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any of the information furnished by or on behalf of the Company to you or your Representatives concerning the Company and its subsidiaries pursuant to the terms of this agreement or otherwise, except for any representations or warranties that may be included in a definitive agreement relating to a Transaction. You agree that neither the Company nor any of its affiliates or Representatives will have any liability to you or your Representatives resulting from use of any of such information, except for any liability expressly provided for in a definitive agreement relating to a Transaction. For the purpose of this paragraph, “information” shall include all information furnished by or on behalf of the Company to you or your Representatives pursuant to the terms of this agreement or otherwise, whether or not such information constitutes Evaluation Material as defined herein.

You hereby acknowledge that you are aware (and that your Representatives who have been apprised of this agreement and your consideration of a Transaction have been, or upon becoming so apprised will be, advised) of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, you hereby agree that while you are in possession of material nonpublic information with respect to the Company and its subsidiaries, you will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of any such laws.

In consideration for access to the Evaluation Material which you have requested, you agree not to initiate or maintain contact (other than in the ordinary course of business) with any officer, director, employee or agent of the Company or any of its subsidiaries regarding its business, operations, prospects, finances or any other matter pertaining to the Company or any of its subsidiaries or to any proposed Transaction, other than the individuals listed on Schedule I hereto (the “Contact Parties”). It is understood that the Contact Parties will arrange for appropriate contacts for due diligence purposes. It is further understood that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures will be submitted or directed by you and your Representatives only to one of the Contact Parties, You hereby acknowledge that you may be disqualified from participating in a Transaction if you fail to comply with the procedures and restrictions set forth in this paragraph, the third paragraph of this agreement or the following two paragraphs.

As a further condition to the furnishing of the Evaluation Material, unless and only to the extent specifically requested in writing in advance by one of the Contact Parties, neither you nor any of your affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) will, and you and they will not assist or encourage others (including by providing financing) to, directly or indirectly, for a period of twelve (12) months from the date of this agreement (i) acquire or agree, offer, seek or propose (whether publicly or otherwise, conditionally or unconditionally) to acquire ownership (including but not limited to beneficial ownership (as defined in Rule 13d-3 under the 1934 Act)) of (x) the Company or any subsidiary of the Company or any of their assets or businesses, (y) more than 2% of any class of securities issued by the Company or any subsidiary of the Company or (z) any rights or options to acquire such ownership (including from a person other than the Company), whether by means of a negotiated purchase of securities or assets, tender or exchange offer, merger or other business combination, recapitalization, restructuring or other extraordinary transaction, (ii) engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated under the 1934 Act, but disregarding clause (iv) of Rule 14a-l(l)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(l) or (2)), or form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any securities issued by the Company, (iii) otherwise seek or propose to influence or control the Board of Directors, management or policies of the Company, (iv) take any action that could reasonably be expected to require the Company to make a public announcement regarding any of the types of matters referred to in clause (i), (ii) or (iii) above, or (v) enter into any discussions, negotiations, agreements, arrangements or understandings with any person with respect to any of the foregoing. You also agree during such period not to request the Company to amend or waive any provision of this paragraph (including this sentence). Notwithstanding anything to the contrary contained in this paragraph, you shall be entitled to commence a tender or exchange offer for all, but not less than all, of the outstanding shares of common stock of the Company if during such period (i) any third party shall publicly announce and thereafter commence a tender or exchange offer which (x) if consummated, would give such third party ownership of more than 50% of the outstanding shares of common stock of the Company and (y) has not been rejected by the Board of Directors of the Company (the “Board”) within the time period provided in the federal securities laws for the Board to take a position with respect to such tender or exchange offer, but only for so long as such tender or exchange offer remains outstanding, or (ii) the Company or any of its subsidiaries enters into an agreement with a third party to effect a merger, sale of substantially all of the assets of, or business combination involving, the Company, but only for so long as such agreement remains in effect and until the Company’s stockholders vote in favor of such agreement at a meeting called for such purpose. You hereby acknowledge that neither you nor any of your affiliates or associates is on the date hereof the beneficial owner of any shares of capital stock of the Company.

You further agree that, for a period of eighteen (18) months from the date hereof, you will not, directly or indirectly, solicit to employ or employ any officer or employee of the Company or any of its subsidiaries, so long as they are employed by the Company or any of its subsidiaries, without obtaining the prior written consent of the Company; provided, however, that nothing herein shall prohibit you from soliciting for employment, hiring or employing (i) any person who responds to a general solicitation or advertisement by you that is not directed to employees of the Company or any of its subsidiaries, or (ii) any person who you first solicit or enter into discussions with after termination of his or her employment with the Company or any of its subsidiaries.

It is expressly understood by the parties hereto that this agreement is not intended to, and does not, constitute an agreement to consummate a Transaction or to enter into a definitive Transaction agreement, and neither the Company nor you will have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this agreement or any other written or oral expression by either party hereto or their respective Representatives unless and until a definitive agreement relating thereto between the Company and you is executed and delivered, other than for the matters specifically agreed to herein. You further acknowledge that (i) the Company shall be free to conduct the process for a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other person and entering into a definitive agreement without prior notice to you or any other person), (ii) any of the procedures relating to a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential proposal, offer or participant therein, for any or no reason whatsoever, in its sole discretion, (iv) the Company shall be free to terminate, at any time, solicitation of indications of interest with respect to a Transaction or the further participation in the investigation and proposal process by any party (including you) or to abandon the process of considering a Transaction altogether, and (v) neither the Company nor any of its affiliates or Representatives nor any person with whom the Company enters into any agreement for, or completes, a Transaction shall have any liability to you arising out of or relating to such a Transaction (other than any liability arising under a definitive Transaction agreement with you in accordance with the terms thereof).

You acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this agreement by you, and that in addition to all other remedies which the Company may have, the Company will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. You agree not to oppose the granting of such equitable relief and to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. No failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

This agreement (i) contains the sole and entire agreement between the parties with respect to the subject matter hereof, (ii) may be amended, modified or waived only by a separate written instrument duly executed by or on behalf of the Company and you; provided, however, that the Company may from time to time and at any time amend or modify Schedule I without your consent, and (iii) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. The parties hereto agree to submit to the exclusive jurisdiction of the state courts and United States federal courts sitting in the Borough of Manhattan in New York, New York for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts).

Except as otherwise provided herein, this agreement will expire and be of no further force or effect on the second anniversary of the date hereof.

If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this agreement and returning one of such signed copies to the Company, whereupon this agreement will constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

COLLAGENEX PHARMACEUTICALS, INC.

By:	/s/ Colin Stewart
Name:     Colin Stewart

Title:	President & Chief Executive Officer

Accepted and agreed to as of
the date first written above:

GALDERMA PHARMA S.A.

By:	/s/ Humberto C. Antunes
Name: Humberto C. Antunes
Title: Chief Executive Officer

SCHEDULE I

Contact Parties

Colin Stewart
President & Chief Executive Officer
CollaGenex Pharmaceuticals, Inc.
41 University Drive; Suite 200
Newtown, PA 18940
Ph: 215-579-7388 / Cell: 978-815-2077 / E-Mail: cstewart@collagenex.com

Declan Quirke
Managing Director, Head of Healthcare M&A
Cowen & Company
1221 Avenue of the Americas; 14th Floor
New York, NY 10020
Ph: 646-562-1000 / Cell: 646-250-3127 / E-Mail: declan.quirke@cowen.com